Exhibit 5
Law Offices

JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                   Telephone:  305.892.1122
Miami, Florida 33181                              Facsimile:  305.892.0822



January 11, 2001


John Taggart, President
Hand Brand Distribution, Inc.
9845 N.E. 2nd Avenue
Miami Shores, FL 33138

Gentlemen:

I have acted as special counsel to Hand Brand Distribution, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 250,000 shares of Common Stock to be issued pursuant to engagement agreement. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock to be issued in accordance with the terms the engagement agreement will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                             Yours very truly,


                                             s/ Joel Bernstein, Esq., P.A.
JB:jm                                           Joel Bernstein, Esq., P.A.


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